Exhibit 3.1

Execution Version

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRISTOW GROUP INC.

Bristow Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The current name of the Corporation is Bristow Group Inc.

SECOND: The name under which the Corporation was originally incorporated is Offshore Logistics Delaware, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 3, 1987 (the “Original Certificate”).

THIRD: The Original Certificate was subsequently restated by the filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 2, 2007 (as restated, the “Existing Certificate”).

FOURTH: This Second Amended and Restated Certificate of Incorporation (this “Certificate”), effective as of October 31, 2019 (the “Effective Date”), amends and restates in their entirety the provisions of the Existing Certificate. Certain capitalized terms used in this Certificate are defined where appropriate herein.

FIFTH: This Second Amended and Restated Certificate of Incorporation, which restates and amends the Existing Certificate, was duly adopted, without the need for approval by the board of directors (the “Board”) or the stockholders of the Corporation, in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware and in accordance with that certain First Amended Joint Chapter 11 Plan of Reorganization of Bristow Group Inc. and its subsidiaries BHNA Holdings Inc., Bristow Alaska Inc., Bristow Helicopters Inc., Bristow U.S. Leasing LLC, Bristow U.S. LLC, BriLog Leasing Ltd. and Bristow Equipment Leasing Ltd. approved by order of the United States Bankruptcy Court for the Southern District of Texas in In re: Bristow Group Inc., et al., Main Case No. 19-32713, under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101- 1330), as amended.

SIXTH: The text of the Existing Certificate of the Corporation as heretofore amended, supplemented or restated is hereby amended and restated to read as herein set forth in full:

ARTICLE I

NAME

The name of the Corporation is Bristow Group Inc.

ARTICLE II

TERM

The Corporation shall have perpetual existence.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITALIZATION

4.1 Capitalization. The Corporation has authority to issue up to 103,000,000 shares of capital stock, consisting of:

(a) Up to 90,000,000 shares of common stock, par value $0.0001 per share; and

(b) Up to 13,000,000 shares of preferred stock, par value $0.0001 (the “Preferred Stock”), all of which shall be shares of the Series A Preferred Stock (as defined below).

4.2 Preferred Stock. Subject, in all respects, to the consent rights and any other limitations set forth in the Stockholders Agreement and the Series A Certificate (each as defined below), the Board is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued and undesignated Preferred Stock, for the issuance of serial Preferred Stock. Before any shares of any such series are issued, the Board shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including but not limited to, determination of any of the following: (i) the number of shares that shall constitute any such series and whether the aforesaid number of shares may be increased or decreased by action of the Board; (ii) whether the shares of any such series shall be convertible into or exchangeable for shares of stock of any other class or classes or shares of any other series of the same class; (iii) the price or prices, or the rate or rates, of conversion if the Board determines that the shares of any such series shall be convertible; (iv) any limitations or restrictions to be effective while any shares of any such series are outstanding upon the payment of dividends or the making of other distributions or upon the acquisition in any manner by the Corporation or any of its subsidiaries of any of the shares of the Corporation’s common, preferred, or other class or classes of stock; (v) any conditions or any restrictions upon the creation of indebtedness of the Corporation or any of its subsidiaries or upon the issuance of any additional stock of any kind while the shares of any series are outstanding; (vi) the annual rate of dividends, it any, payable on the shares of any such series and the conditions upon which such dividends shall be payable; (vii) whether dividends, if authorized in accordance with clause (vi), shall be cumulative and, if so, the date from which such dividends shall be cumulative; (viii) voting rights, if any; (ix) when and at what price or prices (whether in cash or in debentures of the Corporation) the shares of any such series shall be redeemable or, at the option of the Corporation, exchangeable or both; (x) whether the shares of any such series shall be subject to the operation of any purchase, retirement or sinking fund or funds and, if so, the terms and provisions relative to the operation of any such fund or funds; and (xi) the amount payable on the shares of any such series in the event of voluntary liquidation, dissolution or winding up of the affairs of the Corporation; and any other powers, preferences and relative, participating, option and other special rights, and any qualifications, limitations and restrictions thereof.

As of the Effective Date, the Board has created 13,000,000 shares of Preferred Stock designated as “10.000% Series A Convertible Preferred Stock”, par value of $0.0001 per share (the “Series A Preferred Stock”), by filing the 10.000% Series A Convertible Preferred Stock Certificate of Designations (the “Series A Certificate”), with the Secretary of State of the State of the Delaware on the date hereof.

ARTICLE V

REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE VI

MANAGEMENT

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be consistent with the designation rights set forth in the Stockholders Agreement and otherwise determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board. Notwithstanding anything to the contrary herein, no person who is a Non-Citizen shall serve as Chairman of the Board or as President or as Chief Executive Officer, and no more than one-third of the Board or other managing officers of the Corporation shall be Non-Citizens. Any vacancy on the Board that results from an increase in the number of directors shall be filled in accordance with the terms of the Stockholders’ Agreement, by and among the Corporation and the holders listed therein, dated as of October 31, 2019 (as may be amended from time to time, the “Stockholders Agreement”). Subject, in all respects, to the consent rights and any other limitations set forth in the Stockholders Agreement, the Board is expressly authorized to adopt, amend and repeal the bylaws of the Corporation, dated as of October 31, 2019 (as may be amended from time to time, the “Bylaws”).

ARTICLE VII

DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is subsequently amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate inconsistent with this Article VII, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. The Corporation (and any successor or surviving corporation to the Corporation by merger or otherwise) shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (whether such Proceeding is an action by or in the right of the Corporation, is initiated by a third party or otherwise), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to an employee benefit plan, against all liability, expense and loss (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee, but only if such indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except for a suit or action brought as described in Section 8.3, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board.

8.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that the Corporation may require (e.g., if required by law) that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

8.3 Claims. If a claim for indemnification or payment of expenses under this Article VIII is not paid in full within 60 days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

8.4 Authorization. Any indemnification under Section 8.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 8.1. Such determination shall be made (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.

8.5 Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VIII shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Bylaws, this Certificate, agreement, vote of stockholders or disinterested directors or otherwise.

8.6 Amendment or Repeal. Any repeal or modification of the provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

8.7 Survival of Indemnification Rights. The rights to indemnification and advance payment of expenses provided by Section 8.1 and Section 8.2 shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

8.8 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, partner (limited or general), manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of applicable law.

ARTICLE IX

CORPORATE OPPORTUNITIES

Any of the stockholders, directors or Board observers with respect to the Corporation’s nominating committee who are employed by any of the stockholders or any of their affiliates or investment funds or managed accounts for which the primary investment advisor to or manager of is a stockholder or an affiliate of a stockholder (each, an “Affiliated Fund”) and any one or more of the respective managers, directors, principals, officers, employees and other representatives of such persons or entities or their respective affiliates and Affiliated Funds, in each case who is not also an employee of the Corporation or any of its subsidiaries (the foregoing persons or entities being referred to, collectively, as “Identified Persons”) may now engage, may continue to engage, or may, in the future, engage in the same or similar activities or lines of business as those in which the Corporation or any of its affiliates, directly or indirectly, now engage or may engage or other business activities that overlap with, are complementary to, or compete with those in which the Corporation or any of its affiliates, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall, as a result of its capacity as such, have any duty to refrain, directly or indirectly, from (i) engaging in any Opportunity or (ii) otherwise competing with the Corporation or any of its affiliates. No Identified

Person shall, as a result of its capacity as such, have any duty or obligation to refer or offer to the Corporation or any of its affiliates any Opportunity, and the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in any Opportunity which may be a corporate (or analogous) or business opportunity for the Corporation or any of its affiliates.

In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be an Opportunity for the Corporation or any of its affiliates, such Identified Person shall have no duty to communicate or offer such Opportunity to the Corporation or any of its affiliates and shall not be liable to the Corporation or the stockholders for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another person or entity (including any affiliate or Affiliated Fund of such Identified Person). Notwithstanding this Article IX, the Corporation does not renounce any interest or expectancy it may have in any Opportunity that is offered to a director, officer, employee or consultant of the Corporation if such Opportunity is expressly first offered to such person or entity in the capacity of a director, officer, employee or consultant of the Corporation or any of its subsidiaries or knowledge of such Opportunity is first acquired by such person or entity solely as a result of such person’s or entity’s position as a director, officer, employee or consultant of the Corporation or any of its subsidiaries and does not waive any claims in respect of breaches of fiduciary duty arising therefrom.

The Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more entities (such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any stockholders of the Corporation or any of their respective affiliates, and (a) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate or the Bylaws shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate or the Bylaws shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (i) the ownership by an Identified Person of any interest in any Related Company, (ii) the affiliation of any Related Company with an Identified Person or (iii) any action taken or omitted by an Identified Person in respect of any Related Company, (b) no Identified Person shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the stockholders or any of their respective affiliates, (c) none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of its stockholders or any of their respective affiliates and (d) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the stockholders of the Corporation or any of their respective affiliates any information related to their respective businesses or Opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the stockholders of the Corporation or any of their respective affiliates in any such business or as to any such Opportunities.

In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate (or analogous) or business opportunity shall not be deemed to be an Opportunity for the Corporation or any of its affiliates if it is an opportunity (a) that the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (b) that, from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) in which the Corporation has no interest or reasonable expectancy.

ARTICLE X

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board in the Bylaws. Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws shall otherwise provide. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Stockholders Agreement and in accordance with applicable law.

ARTICLE XI

BUSINESS COMBINATIONS

The Corporation shall not be governed by or subject to the provisions of Section 203 of the Delaware General Corporate Law as now in effect or hereafter amended, or any successor statute thereto.

ARTICLE XII

AMENDMENT

Subject, in all respects, to the consent rights and any other limitations set forth in the Stockholders Agreement and the Series A Certificate, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIII

INCORPORATOR

The provision of the Existing Certificate naming the incorporator is omitted pursuant to Section 245(c) of the General Corporation Law of the State of Delaware.

ARTICLE XIV

FEDERAL AVIATION ACT COMPLIANCE

Section One

Federal Aviation Act Compliance

1.1 Definitions. The following definitions shall apply for purposes of this Article XIV:

(a) “Act” shall mean Subtitle VII of Title 49 of the United States Code (U.S.C.), as amended from time to time.

(b) “DOT” means the U.S. Department of Transportation and any successor agency thereto.

(c) “Economic Rights” shall mean, with respect to any share of Voting Stock, all pecuniary rights and privileges resulting from beneficial ownership of such share of Voting Stock.

(d) “Foreign Stock” shall mean the Voting Stock registered in the Foreign Stock Record.

(e) “Foreign Stock Record” shall have the meaning set forth in Section 2.1 of this Article XIV.

(f) “Non-Citizen” shall mean any person or entity that is not a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15), as in effect on the date in question, or any successor statute or regulation, as interpreted by the DOT in applicable precedent, including any agent, trustee or representative of a Non-Citizen.

(g) “Own or Control” or “Owned or Controlled,” when used in reference to Voting Stock, shall mean (i) ownership of record, (ii) beneficial ownership, and/or (iii) the power to direct, by agreement, agency or in any other manner, the voting of Voting Stock. Any determination by the Board as to whether Voting Stock is Owned or Controlled by a Non-Citizen shall be final.

(h) “Permitted Foreign Ownership Threshold” shall mean the number of shares of Voting Stock that from time to time has in the aggregate not more than 25% of the voting power then entitled to be exercised by the Voting Stock.

(i) “Voting Rights” shall mean, with respect to any share of Voting Stock, the power to direct, by agreement, agency or in any other manner, the voting of such share of capital stock.

(j) “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote, including any such shares that would be entitled to vote but for the operation of this Article XIV.

1.2 Policy. It is the policy of the Corporation that, consistent with the requirements of the Act, Non-Citizens shall not Own or Control more than the Permitted Foreign Ownership Threshold and, if Non-Citizens nonetheless at any time Own or Control more than the Permitted Foreign Ownership Threshold, the voting rights of the shares of Foreign Stock in excess of the Permitted Foreign Ownership Threshold shall be suspended in accordance with Section 3.1 of this Article XIV below. In addition, no more than 49% of the total equity of the Corporation shall be Owned or Controlled by Non-Citizens.

Section Two

Foreign Stock Record

2.1 Description. The Corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) for purposes of registering Voting Stock Owned or Controlled by Non-Citizens. The Foreign Stock Record shall include (a) the name and nationality of each such Non-Citizen, (b) the number of shares of Voting Stock Owned or Controlled by such Non-Citizen, and (c) the date of registration of such shares in the Foreign Stock Record. It shall be the duty of each stockholder to register his, her or its stock on the Foreign Stock Record if such stockholder is a Non-Citizen.

2.2 Registration. The Corporation shall register in the Foreign Stock Record shares of Voting Stock that the Corporation determines are Owned or Controlled by one or more Non-Citizens. Such shares shall be registered in the Foreign Stock Record in chronological order based on the date and time of such determination by the Corporation. The Corporation may rely on such certifications or other evidence it deems appropriate in determining the citizenship status of any person and, by way of illustration but not limitation, the Corporation may presume that Voting Stock is Owned or Controlled by a Non-Citizen and may register such Voting Stock in the Foreign Stock Record if the registered holder thereof has an address located outside the United States.

2.3 Confirmation of Citizenship. The Corporation from time to time may require the holder of record of any Voting Stock to confirm the citizenship status of the person or persons who Own or Control that Voting Stock by executing such certificates and providing such other evidence that the Corporation determines is reasonably necessary for that purpose. If the holder of record of shares of Voting Stock fails to confirm or provide evidence to the satisfaction of the Corporation that such shares are not Owned or Controlled by one or more Non-Citizens, the Corporation shall be entitled, but not obligated, to register those shares in the Foreign Stock Record.

Section Three

Suspension of Voting Rights

3.1 Suspension of Voting Rights. If at any time the number of shares of Voting Stock representing voting interests of the Corporation known to the Corporation to be Owned or Controlled by Non-Citizens exceeds the Permitted Foreign Ownership Threshold, a pro rata portion of the Voting Rights applicable to the share of Foreign Stock Owned or Controlled by Non-Citizens shall, without further action by the Corporation, be suspended at the time of any vote or action of the stockholders of the Corporation, in an aggregate amount such that the Voting Rights applicable to all shares of Foreign Stock Owned or Controlled by Non-Citizens does not exceed the Permitted Foreign Ownership Threshold (such shares of Foreign Stock with Voting Rights being suspended, the “Voting Cutback Shares”); provided that the foregoing shall only impact the Voting Rights of such shares and not the Economic Rights therein. Such suspension of the Voting Rights of any Voting Cutback Share shall automatically terminate upon the earlier of (i) transfer of such Voting Cutback Share to a person or entity that is not a Non-Citizen and (ii) reinstatement of such Voting Rights pursuant to Section 3.3 of this Article XIV.

3.2 Transfer of Voting Rights. Notwithstanding anything to the contrary in Section 3.1 of this Article XIV, if at any time a holder of record of Voting Stock and its affiliates, collectively, hold Voting Cutback Shares in an amount equal to or greater than 0.5% of the aggregate amount of capital stock of the Corporation, such holder(s) (each, a “Voting Right Transferring Holder”) shall be entitled to irrevocably transfer the Voting Rights, but not the Economic Rights or such Voting Cutback Shares themselves, with respect to all such shares of Voting Cutback Shares held by such Voting Right Transferring Holder to another holder of capital stock of the Corporation (such transferee, a “Voting Right Transferee Holder”); provided that a Voting Right Transferee Holder may not be a Non-Citizen; provided, further, that if at any time any Voting Cutback Shares held by such Voting Right Transferring Holder (i) are transferred to a person or entity that is not a Non-Citizen or (ii) are otherwise no longer subject to suspension and are reinstated in accordance with Section 3.3 of this Article XIV, then such Voting Rights shall automatically be transferred from the applicable Voting Right Transferee Holder back to, and shall be fully vested in, the applicable Voting Right Transferring Holder (the “Automatic Voting Transfer Back”) without any further action by such Voting Right Transferring Holder, Voting Right Transferee Holder or the Corporation, and such Voting Right Transferee Holder shall have no further rights or privileges associated with such Voting Cutback Shares.

3.3 Reinstatement. If, while the Voting Rights of any shares of Foreign Stock are suspended, the Corporation determines that the number of shares of Foreign Stock that have Voting Rights is less than the Permitted Foreign Ownership Threshold, Voting Rights shall automatically be reinstated for shares of Foreign Stock as to which Voting Rights have been suspended in accordance with Section 3.1 of this Article XIV until the maximum number of shares of Foreign Stock, not exceeding the Permitted Foreign Ownership Threshold, shall have Voting Rights (for the avoidance of doubt, any such shares of Foreign Stock with reinstated Voting Rights shall also be subject to the Automatic Voting Transfer Back). Voting Rights also shall automatically be reinstated for any shares of Foreign Stock that have suspended Voting Rights if such shares are transferred to, or otherwise become Owned or Controlled by, a person or entity that is not a Non-Citizen.

3.4 Suspension of Voting Rights. If at any time the number of shares of stock representing voting interest of the Corporation known to the Corporation to be Owned or Controlled by Non-Citizens exceeds the Permitted Foreign Ownership Threshold, a pro rata portion of the voting rights applicable to each share of stock Owned or Controlled by Non-Citizens shall, without further action by the Corporation, be suspended at the time of any vote or action of the stockholders of the Corporation, in an aggregate amount such that the voting rights applicable to all shares of stock Owned or Controlled by Non-Citizens does not exceed the Permitted Foreign Ownership Threshold. Such suspension of the voting rights shall automatically terminate upon the earlier of the (i) transfer of such stock to a person or entity that is not a Non-Citizen, or (ii) registration of such shares of stock on the Foreign Stock Record, subject to Section 2 and Section 3 of this Article XIV; provided that the foregoing shall only impact the voting interest of such shares and not the economic interest therein.

IN WITNESS WHEREOF, Bristow Group Inc. has caused this Certificate to be executed in its corporate name by L. Don Miller, its President and Chief Executive Officer, on this 31st day of October, 2019.

BRISTOW GROUP INC.

By:	/s/ L. Don Miller
L. Don Miller
President and Chief Executive Officer

[Signature Page to Certificate of Incorporation]